                                                                   EXHIBIT 10.23

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                             STOCKHOLDERS AGREEMENT

                            Dated as of March 4, 2004

                                  By and Among

                               AMH HOLDINGS, INC.,

                       ASSOCIATED MATERIALS HOLDINGS INC.

                                       and

                        THE STOCKHOLDERS SIGNATORY HERETO


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                                TABLE OF CONTENTS
                                                                            Page


ARTICLE I      CERTAIN DEFINITIONS............................................2

   Section 1.1     Certain Definitions........................................2

ARTICLE II     TRANSFER OF EQUITY SECURITIES..................................8

   Section 2.1     Restrictions...............................................8
   Section 2.2     Permitted Transfers........................................9
   Section 2.3     Sales by Harvest Subject to Tag-Along Rights..............10
   Section 2.4     Grant to Harvest of Drag-Along Rights.....................12
   Section 2.5     Grant of Preemptive Rights to Stockholders................13

ARTICLE III    REGISTRATION RIGHTS...........................................14
   Section 3.1     Required Registration.....................................14
   Section 3.2     Incidental Registration...................................16
   Section 3.3     Registration Procedures...................................17
   Section 3.4     Preparation; Reasonable Investigation.....................20
   Section 3.5     Rights of Requesting Holders..............................20
   Section 3.6     Registration Expenses.....................................20
   Section 3.7     Indemnification; Contribution.............................20
   Section 3.8     Holdback Agreements; Registration Rights to Others........22
   Section 3.9     Availability of Information...............................23
   Section 3.10    Additional Registration Rights............................23

ARTICLE IV     BOARD OF DIRECTORS OF THE COMPANY.............................23

   Section 4.1     Board of Directors........................................23
   Section 4.2     Observation Rights........................................25

ARTICLE V      CERTAIN REGULATORY MATTERS....................................25

   Section 5.1     Regulatory Problem........................................25

ARTICLE VI     MISCELLANEOUS.................................................26

   Section 6.1     Entire Agreement..........................................26
   Section 6.2     Captions..................................................26
   Section 6.3     Counterparts..............................................26
   Section 6.4     Notices...................................................26
   Section 6.5     Successors and Assigns; Additional Stockholders...........27
   Section 6.6     GOVERNING LAW.............................................28
   Section 6.7     Submission to Jurisdiction................................28
   Section 6.8     Remedies; Jury Trial......................................29
   Section 6.9     Benefits Only to Parties..................................29


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   Section 6.10    Termination; Survival of Benefits.........................29
   Section 6.11    Publicity.................................................29
   Section 6.12    Confidentiality...........................................30
   Section 6.13    Expenses..................................................30
   Section 6.14    Stockholder Rights........................................30
   Section 6.15    Amendments; Waivers.......................................30
   Section 6.16    Transaction with Affiliates...............................30

ARTICLE VII    TERMINATION OF HOLDINGS STOCKHOLDERS AGREEMENT................31

   Section 7.1     Termination of Holdings Stockholders Agreement.............31

                             STOCKHOLDERS AGREEMENT


          STOCKHOLDERS AGREEMENT (this "Agreement"), dated as of March 4, 2004, by and among AMH Holdings, Inc., a Delaware corporation (the "Company"), Associated Materials Holdings, Inc., a Delaware corporation ("Holdings"), Harvest Partners III, L.P., a Delaware limited partnership, Harvest Partners III Beteiligungsgesellschaft Burgerlichen Rechts (mit Haftungsbeschrankung), a German limited liability partnership, Harvest Partners IV, L.P., a Delaware limited partnership, and Harvest Partners IV GmbH & Co. KG, a German limited partnership, (each, a "Harvest Fund" and, collectively, the "Harvest Funds"), the financial investors listed on Schedule I attached hereto (each, a "Financial Investor" and, collectively, the "Financial Investors") and certain stockholders of the Company listed on the Executive Signature Page hereto (each, an "Executive" and collectively the "Executives" and, together with the Harvest Funds and the Financial Investors, the "Stockholders").

                              W I T N E S S E T H :
                               - - - - - - - - - -

          WHEREAS, Holdings, the Company and the Stockholders have entered into a Restructuring Agreement (the "Restructuring Agreement"), dated as of March 4, 2004, pursuant to which the Stockholders exchanged all of their capital stock of Holdings, representing all of the existing issued and outstanding capital stock of Holdings, for capital stock of the Company, representing all of the then issued and outstanding capital stock of the Company (the "Initial Exchange"), and the Company subsequently exchanged all of the capital stock of Holdings received by it in the Initial Exchange for 1,000 shares of Class A Common Stock, par value $0.01 per share, of Holdings (the "Second Exchange" and, together with the Initial Exchange, the "Restructuring");

          WHEREAS, upon consummation of the Restructuring, the Stockholders own Equity Securities in the amounts set forth in Schedule II attached hereto;

          WHEREAS, the Company has assumed and adopted an equity compensation plan for certain members of management and key employees of the Company, and the Stock Options (as such term is defined herein) issued pursuant to such plan shall be subject to, and have the benefit of, the terms of this Agreement;

          WHEREAS, Holdings and the Stockholders are party to an Amended and Restated Stockholders Agreement (the "Holdings Stockholders Agreement"), dated as of April 19, 2002, which Holdings and the Stockholders desire to terminate herewith; and

          WHEREAS, the Company and the Stockholders each desire to enter into this Agreement to, inter alia, regulate and limit certain rights relating to the Equity Securities and to limit the sale, assignment, transfer, encumbrance or other disposition of such Equity Securities and to provide for the consistent and uniform management of the Company as set forth herein.

          NOW, THEREFORE, in consideration of the mutual covenants set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:


                                   ARTICLE I

                               CERTAIN DEFINITIONS

          Section 1.1 Certain Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

          "Affiliate" shall mean, with respect to any Person, any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with or, with respect to Abbott Capital Private Equity Fund III, L.P., GE Capital Equity Capital Group, Inc. and Private Equity Portfolio Fund II, LLC, advised or managed by, such Person. For purposes of this definition, "control" (including, with correlative meanings, the terms "controlling", "controlled by" and "under common control with"), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.

          "Agreement" shall have the meaning set forth in the preamble to this Agreement.

          "Applicable Law" shall mean, with respect to any Person, all provisions of laws, statutes, ordinances, rules, regulations, permits or certificates of any Governmental Authority applicable to such Person or any of its assets or property, and all judgments, injunctions, orders and decrees of all courts, arbitrators or Governmental Authorities in proceedings or actions in which such Person is a party or by which any of its assets or properties are bound.

          "Associated" shall mean Associated Materials Incorporated, a Delaware corporation and a wholly owned subsidiary of Holdings.

          "Board" shall mean the Board of Directors of the Company.

          "Business Day" shall mean any day except a Saturday, a Sunday or any other day on which commercial banks in New York, New York are required or authorized by Applicable Law to close.

          "Common Equity Securities" shall mean, at any time, all Common Stock and all other securities, Options, warrants and other rights to purchase or otherwise acquire Common Stock, to the extent convertible or exchangeable for Common Stock at such time at an exercise price equal to or less than the fair market value of the Common Stock at such time; provided, that for purposes of calculating the number of Common Equity Securities held by a Stockholder or outstanding at any time, all Common Equity Securities other than Common Stock shall represent such number of shares of Common Stock into which such Common Equity Securities may be converted or exchanged at an exercise price equal to or less than the fair market value of the Common Stock at such time.

          "Common Stock" shall mean the Class A common stock of the Company, $0.01 par value per share, and the Class B common stock of the Company, $0.01 par value per share.

          "Company" shall have the meaning set forth in the preamble to this Agreement.

          "Demand Notice" shall have the meaning set forth in Section 3.1(b) of this Agreement.

          "Equity Securities" shall mean, collectively, the Common Equity Securities and the Preferred Equity Securities.

          "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

          "Financial Investor" and "Financial Investors" shall have the meanings set forth in the preamble to this Agreement.

          "Governmental Authority" shall mean any federal, state, municipal or other governmental department, board, bureau, agency or instrumentality, or any court, in each case whether of the United States of America or foreign.

          "Harvest Fund" and "Harvest Funds" shall have the meanings set forth in the preamble to this Agreement.

          "Holders' Counsel" shall have the meaning set forth in the definition of "Registration Expenses".

          "Holdings" shall have the meaning set forth in the preamble to this Agreement.

          "Holdings Stockholders Agreement" shall have the meaning set forth in the fourth recital of this Agreement.

          "Incentive Securities" shall mean and include, at any time, (i) all Stock Options and (ii) all shares of Common Stock or Preferred Stock issued upon the exercise of Stock Options.

          "Incidental Registration" shall have the meaning set forth in Section 3.2(a) of this Agreement.

          "Initial Exchange" shall have the meaning set forth in the first recital of this Agreement.

          "Management Stockholder" and "Management Stockholders" shall mean each of the members of management of the Company or its subsidiaries that, from time to time, become party to this Agreement pursuant to Section 6.5(b) hereto.

          "NASDAQ" shall mean The Nasdaq Stock Market, Inc.

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          "New Securities" shall mean any Equity Securities, whether authorized now or in the future, and any rights, options or warrants to purchase any Equity Securities ("Options"), provided, that "New Securities" shall not include (i) Equity Securities sold in a Public Offering or in a transaction pursuant to Rule 144A of the Securities Act, (ii) Equity Securities issued as consideration in any merger or recapitalization of the Company or issued as consideration for the acquisition of another Person or assets of another Person, (iii) any issuance of Equity Securities to any Person which is determined by the Board to be strategically beneficial to the operations of the Company (other than solely as a source of capital); provided, that any issuance pursuant to this clause (iii) rendering proceeds in excess of $10.0 million to the Company shall be subject to approval by the Requisite Disinterested Holders, (iv) Equity Securities issued to a commercial bank, commercial leasing company or other Person whose principal business is the extension of financing to third parties as part of any financing transaction, so long as such Equity Securities are not the only security component of such financing transaction or (v) Incentive Securities; provided, that in the event any of the Harvest Funds or any of their respective Affiliates are to participate in any issuance contemplated by any of clauses (i) through
(v), such issuance shall be subject to approval by the Requisite Disinterested Holders.

          "New Securities Price" shall have the meaning set forth in Section 2.5 of this Agreement.

          "Non-Qualified Person" shall mean any Person who is (i) directly or indirectly engaged in any business which the Board determines to be competing with the businesses of the Company or any of its Subsidiaries, (ii) any material customer or supplier of the Company or any of its Subsidiaries, (iii) an adverse party in any legal or arbitration proceeding with the Company or any of its Subsidiaries, (iv) designated by the Board from time to time as a Person whose equity ownership in the Company would, in the reasonable determination of the Board, be adverse to the Company or its businesses and (v) an Affiliate of any Person described in clauses (i) or (iv), unless otherwise determined by the Board.

          "Options" shall have the meaning set forth in the definition of New Securities.

          "Other Drag Stockholders" shall have the meaning set forth in Section 2.4(a);

          "Other Tag Stockholders" shall have the meaning set forth in Section 2.3(a) of this Agreement.

          "Participant" shall have the meaning set forth in Section 2.3(b) of this Agreement.

          "Permitted Transfer" shall have the meaning set forth in Section 2.2(a) of this Agreement.

          "Permitted Transferee" shall have the meaning set forth in Section 2.2(a) of this Agreement.

          "Person" shall mean and include natural persons, corporations, limited partnerships, general partnerships, limited liability companies, joint stock companies, joint ventures, associations, companies, trusts, banks, trust companies, land trusts, business trusts or other organizations, whether or not legal entities, and governments and agencies and political subdivisions thereof.

          "Preemptive Exercise Notice" shall have the meaning set forth in
Section 2.5(a) of this Agreement.

          "Preemptive Notice" shall have the meaning set forth in Section 2.5(a) of this Agreement.

          "Preferred Equity Securities" shall mean, at any time, all Preferred Stock and all other securities, Options, warrants and other rights to purchase or otherwise acquire Preferred Stock to the extent convertible or exchangeable for Preferred Stock at such time at an exercise price equal to or less than the fair market value of the Preferred Stock at such time; provided, that for purposes of calculating the number of Preferred Equity Securities held by a Stockholder or outstanding at any time, all Preferred Equity Securities other than Preferred Stock shall represent such number of shares of Preferred Stock into which such Preferred Equity Securities may be converted or exchanged at an exercise price equal to or less than the fair market value of the Common Stock at such time.

          "Preferred Stock" shall mean the 8.0% Series A Cumulative Redeemable Preferred Stock of the Company, $0.01 par value per share.

          "Pro Rata Amount" shall mean, at any time, with respect to any Stockholder and any transaction, the quotient (expressed as a percentage) obtained by dividing (i) the number of Equity Securities held by such Stockholder at such time by (ii) the aggregate number of Equity Securities outstanding at such time.

          "Public Offering" shall mean a sale of Common Stock through an underwritten public offering pursuant to an effective registration statement filed with the SEC.

          "Registrable Securities" shall mean, at any time:

          (i) any shares of Common Stock; and

          (ii) any securities issued or issuable in respect of shares of Common Stock (including, without limitation, by way of stock dividend, stock split, distribution, exchange, combination, merger, recapitalization, reorganization or otherwise).

          As to any particular Registrable Securities once issued, such Registrable Securities shall cease to be Registrable Securities:

          (i) when a registration statement with respect to the sale of such securities shall have become effective under the Securities Act and such securities shall have been disposed of in accordance with such registration statement;

          (ii) when such securities shall be eligible to be distributed by the holder thereof to the public pursuant to Rule 144(k) under the Securities Act (or any successor provision) without any time or volume limitations; or

          (iii) when such securities shall have ceased to be outstanding.

          "Registration" shall mean each Required Registration and each Incidental Registration.

          "Registration Expenses" shall mean, with respect to the Company, all expenses incident to the Company's performance of or compliance with Article III including, without limitation, all registration and filing fees, fees and expenses of compliance with securities or blue sky laws (including reasonable fees and disbursements of counsel in connection with blue sky qualifications of the Registrable Securities), expenses of printing certificates for the Registrable Securities in a form eligible for deposit with the Depository Trust Company, messenger and delivery expenses, internal expenses (including, without limitation, all salaries and expenses of its officers and employees performing legal or accounting duties), and fees and disbursements of counsel for the Company and its independent certified public accountants (including the expenses of any management review, cold comfort letters or any special audits required by or incident to such performance and compliance), securities acts liability insurance (if the Company elects to obtain such insurance), the reasonable fees and expenses of any special experts retained by the Company in connection with such registration, fees and expenses of other Persons retained by the Company, the fees and expenses of one (1) counsel and applicable local counsel (the "Holders' Counsel") which represents all holders of Registrable Securities to be included in the relevant Registration, selected by the holders of a majority of the Registrable Securities to be included in such Registration (except that, where a Registration is a Required Registration, such selection may only be made by the Harvest Fund requesting such Required Registration); but not including any underwriting fees, discounts or commissions attributable to the sale of securities or fees and expenses of counsel representing the holders of Registrable Securities included in such Registration (other than the Holders' Counsel and applicable local counsel) incurred in connection with the sale of Registrable Securities.

          "Regulated Stockholder" shall mean any Stockholder that (i) directly or indirectly, due to its ownership by an entity subject to Regulation Y of the Board of Governors of the Federal Reserve System, 12 C.F.R. Part 225 (or any successor to such regulation) ("Regulation Y"), is subject to the provisions of Regulation Y and holds shares of Equity Securities.

          "Regulatory Problem" shall mean, with respect to any Regulated Stockholder, any set of facts, events or circumstances the existence of which would cause such Regulated Stockholder to be in violation of any law, regulation, rule or other requirement of any Governmental Authority (Including, without limitation, Regulation Y).

          "Required Registration" shall have the meaning set forth in Section 3.1(a) of this Agreement.

          "Requisite Disinterested Holders" shall mean, at any time, the holders of at least fifty percent (50%) of the Equity Securities held by Financial Investors at such time.

          "Requisite Holders" shall mean, at any time, and with respect to any registration and related public offering, the holders of at least fifty percent (50%) of the Registrable

Securities proposed to be included in such Public Offering before giving effect to any cut-back provisions contained herein.

          "Response Deadline" shall have the meaning set forth in Section 2.3(b) of this Agreement.

          "Restructuring" shall have the meaning set forth in the first recital of this Agreement.

          "Restructuring Agreement" shall have the meaning set forth in the first recital of this Agreement.

          "Sale of the Business" shall mean any transaction or series of transactions (whether structured as a stock sale, merger, consolidation, reorganization, asset sale or otherwise), which results in the sale or transfer of all or substantially all of the assets (determined based on value) of the Company and its Subsidiaries or of beneficial ownership or control of a majority of the Common Stock or the capital stock of Holdings or Associated to a Person, other than a Harvest Fund or any of its Affiliates.

          "SEC" shall mean, at any time, the Securities and Exchange Commission or any other federal agency at such time administering the Securities Act.

          "Second Exchange" shall have the meaning set forth in the first recital of this Agreement.

          "Securities Act" shall mean the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

          "Stock Options" shall mean all options to purchase Equity Securities granted to members of management and key employees of the Company pursuant to a stock option or similar equity plan approved by the Board.

          "Stockholder" shall mean each Harvest Fund, each Financial Investor, each Management Stockholder and each other Person that becomes a Stockholder pursuant to Section 2.2(b) or Section 6.5(b) of this Agreement.

          "Subsidiary" shall mean, with respect to any Person at any time, any corporation, partnership, business trust, joint stock company, association, limited liability company or other business entity of which (i) if a corporation, a majority of the total voting power of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors or trustees thereof is at such time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a partnership, limited liability company, business trust, joint stock company, association or other business entity other than a corporation, a majority of the partnership, membership or other similar ownership interests thereof is at such time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a partnership, limited liability company, business trust, joint stock company, association or other business entity other than a corporation if such Person or Persons shall be allocated a majority of the partnership, association or other business entity gains or losses or shall be or control the managing director, manager, a general partner or the trustee of such partnership, limited liability company, business trust, joint stock company, association or other business entity.

          "TGF" shall have the meaning set forth in Section 2.3(b) of this Agreement.

          "Transfer" shall have the meaning set forth in Section 2.1(a) of this Agreement.

          "Transfer Notice" shall have the meaning set forth in Section 2.3(a) of this Agreement.

          "Weston Presidio" shall have the meaning set forth in the Section 4.1(a) of this Agreement.

                                   ARTICLE II

                          TRANSFER OF EQUITY SECURITIES

          Section 2.1 Restrictions.

          (a) No Stockholder shall, directly or indirectly, (i) sell, assign, or in any other manner, other than by way of a pledge or grant of security interest, transfer any Equity Securities to any Person (each such action, a "Transfer"), except pursuant to a Permitted Transfer, or (ii) pledge or grant a security interest in any Equity Securities to any Person.

          (b) From and after the date hereof until this Agreement is terminated, all certificates or other instruments representing Equity Securities held by any of the Stockholders shall bear a legend which shall substantially state as follows:

         "The securities represented by this certificate are subject to and have the benefit of a Stockholders Agreement, dated as of March 4, 2004, as the same may be amended from time to time. A copy of such Stockholders Agreement has been filed in the chief executive office of the Company where the same may be inspected daily during business hours."

          (c) In addition to the legend required by Section 2.1(b) above, all certificates representing Equity Securities held by any of the Stockholders shall bear a legend which shall substantially state as follows:

         "The securities represented by this certificate have not been registered under the Securities Act of 1933, as amended (the "Securities Act"), and such securities may not be offered, sold, pledged or otherwise transferred except (i) pursuant to an effective registration statement under the Securities Act or pursuant to an exemption from the registration requirements of the Securities Act and
         (ii) in accordance with any applicable securities laws of any State of the United States."

Notwithstanding the foregoing provisions of this Section 2.1(c), the legend required by this Section 2.1(c) shall be removed from any such certificates representing Equity Securities (i) when and so long as such Equity Securities shall have been effectively registered under the Securities Act and disposed of pursuant thereto or (ii) when the Company shall have received an opinion of counsel reasonably satisfactory to it that such Equity Securities may be freely transferred at any time without registration thereof under the Securities Act and that such legend may be removed.

          (d) Each Stockholder agrees that it will not effect any Transfer of Equity Securities unless such Transfer is made (i) pursuant to an effective registration statement under the Securities Act or pursuant to an exemption from the registration requirements of the Securities Act, (ii) in accordance with any applicable securities laws of any State of the United States and (iii) in accordance with any other Applicable Laws.

          (e) The Company agrees that it will not cause or permit any Transfer of any Equity Securities to be made on its books unless such Transfer is a Permitted Transfer and has been made in accordance with the terms hereof.

          (f) Notwithstanding the foregoing, prior to the consummation of a Public Offering, the Company may refuse to Transfer any Equity Securities if making such Transfer would cause the number of recordholders of such Equity Securities to exceed 475.

          Section 2.2 Permitted Transfers.

          (a) Notwithstanding anything to the contrary contained herein (but only to the extent in compliance with Section 2.1(d) and 2.1(f)), a Stockholder may at any time effect any of the following Transfers (each a "Permitted Transfer," and each transferee of such Stockholder in respect of such Transfer, a "Permitted Transferee"):

          (i) any Transfer of any or all Equity Securities held by a Stockholder following such Stockholder's death by will or intestacy to such Stockholder's legal representative, heir or legatee;

          (ii) any Transfer of any or all Equity Securities held by a Stockholder as a gift or gifts during such Stockholder's lifetime to such Stockholder's spouse, children, grandchildren or a trust for the benefit of such Stockholder or any of the foregoing;

          (iii) any Transfer of any or all Equity Securities held by a Harvest Fund or a Financial Investor to any Affiliate of such Person (other than a Non-Qualified Person); provided that any such Affiliate shall Transfer such Equity Securities to the Stockholder from whom such Equity Securities were originally received or acquired within five (5) days after ceasing to be an Affiliate of such Stockholder;

          (iv) any Transfer by (x) a Harvest Fund so long as Section 2.3 is complied with or (y) a Harvest Fund or any Financial Investor to the partners, members or beneficiaries of such Harvest Fund or Financial Investor upon the liquidation or dissolution of such Harvest Fund or, as the case may be, such Financial Investor in accordance with its controlling fund documents;

          (v) any Transfer of any or all Equity Securities held by a Stockholder which is made pursuant to (x) Section 2.3 or (y) Section 2.4;

          (vi) any Transfer of any or all Equity Securities held by a Stockholder which is made pursuant to Article III;

          (vii) any Transfer by a Management Stockholder to the Company; or

          (viii) any Transfer not described in any of clauses (i) through (vii) above if permitted by the Board; provided, however, that if such Transfer is by a Harvest Fund, such Transfer must be approved by the Requisite Disinterested Holders.

          (b) In any Transfer referred to in Section 2.2(a) (other than clauses
(iv)(x), (v)(x) (to the extent such Transfer is made as part of a transaction which is a Sale of the Business), (v)(y) and (vi) thereof), the Permitted Transferee shall agree in writing to be bound by all the provisions of this Agreement and shall execute and deliver to the Company a counterpart to this Agreement. Each Permitted Transferee (other than a Permitted Transferee who received the relevant Equity Securities in a Transfer pursuant to Section 2.2(a)(iv)(x), Section 2.2(a)(v)(x) (to the extent such Transfer is made as part of a transaction which is a Sale of the Business) or Section 2.2(a)(v)(y) or
Section 2.2(a)(vi)) shall hold such shares of Equity Securities subject to the provisions of this Agreement as a "Stockholder" hereunder as if such Permitted Transferee were an original signatory hereto and shall be deemed to be a party to this Agreement.

          (c) In any Transfer by a Harvest Fund to a Permitted Transferee which is made pursuant to Section 2.2(a)(iii) or Section 2.2(a)(iv)(y), such Permitted Transferee shall thereafter be a "Harvest Fund". In any Transfer by a Financial Investor to a Permitted Transferee pursuant to Section 2.2(a)(iii) or Section 2.2(a)(iv)(y), such Permitted Transferee shall thereafter be a "Financial Investor". In any Transfer by a Management Stockholder to a Permitted Transferee pursuant to Section 2.2(a)(i) or Section 2.2(a)(ii), such Permitted Transferee shall thereafter be a "Management Stockholder".

          Section 2.3 Sales by Harvest Subject to Tag-Along Rights.

          (a) In the event that a Harvest Fund proposes to effect a Transfer (other than a Permitted Transfer described in Section 2.2(a)(iii) or Section 2.2(a)(iv)(y)) of Equity Securities, such Harvest Fund shall promptly give written notice (the "Transfer Notice") to the Company and each of the other Stockholders which are not a Harvest Fund (the "Other Tag Stockholders") at least twenty (20) days prior to the scheduled consummation of such Transfer. The Transfer Notice shall describe in reasonable detail the proposed Transfer including, without limitation, the identity of the proposed purchaser, the type and number of shares of Equity Securities to be sold, the purchase price of each such share of Equity Securities to be sold, the form of consideration, the amount of any escrow, the nature of any significant other arrangements (representations and warranties, indemnifications, etc.) and the date such proposed sale is expected to be consummated.

          (b) Each of the Other Tag Stockholders shall have the right, exercisable upon delivery of an irrevocable written notice to the applicable Harvest Fund within ten (10) Business Days after receipt of the Transfer Notice (the "Response Deadline"), to participate in such proposed Transfer on the same terms and conditions as set forth in the Transfer Notice including, without limitation, the making of representations and warranties as to due incorporation, existence and good standing, power and authority of such Other Tag Stockholder, and ownership of the Equity Securities, the granting of all indemnifications (other than The Texas Growth Fund II - 1998 Trust ("TGF") which shall provide insurance in form and substance satisfactory to the Harvest Funds with respect to all such indemnifications) and participating in any escrow arrangements to the extent of their respective pro rata portion and similar agreements agreed to by the applicable Harvest Fund, provided that the indemnification obligation of any Other Tag Stockholder to a proposed transferee with respect to the breach of any representation or warranty concerning the Company shall be limited to the lesser of its respective pro rata portion of the obligation and the net proceeds to be received by such Other Tag Stockholder in connection with such Transfer. Each Other Tag Stockholder electing to participate in the Transfer described in the Transfer Notice (each, a "Participant") shall indicate in its notice of election to the applicable Harvest Fund the maximum number of Equity Securities it desires to Transfer. Each such Participant shall be entitled to Transfer a number and type of Equity Securities equal to such holder's pro rata portion of the total number and type of Equity Securities to be Transferred, as set forth in the Transfer Notice, up to such maximum number. For purposes of this Section 2.3(b) and Section 2.3(c), "pro rata portion" shall mean for each Participant a fraction, the numerator of which is the number of Equity Securities of the type included in such Transfer held by such Participant immediately prior to the Transfer proposed in the Transfer Notice and the denominator of which is the total number of Equity Securities of the type included in such Transfer outstanding immediately prior to the Transfer proposed in the Transfer Notice held by the Harvest Funds and the Other Tag Stockholders collectively. In the event that any Stockholder does not elect to sell all of its respective pro rata portion, the Equity Securities which were available for sale by such non-electing Stockholders but are not being so sold (the "Excess Tag Securities") shall automatically be deemed to be accepted for sale by (i) each Stockholder who indicated in their written response to the Transfer Notice a desire to participate in the sale of Equity Securities in excess of its pro rata portion and (ii) each Harvest Fund. Unless otherwise agreed by all of the Stockholders participating in the purchase of Excess Tag Securities, each Stockholder who indicated to sell more than its pro rata portion shall sell a number of Excess Tag Securities equal to the lesser of
(x) the number of Excess Tag Securities indicated in the written response to the Transfer Notice or, in the case of a Harvest Fund, the Transfer Notice, if any, and (y) an amount equal to the product of (A) the aggregate number of Excess Tag Securities and (B) a fraction, the numerator of which is the number of Equity Securities of the type included in such Transfer held at such time by such Stockholder and the denominator of which is the aggregate number of Equity Securities of the type included in such Transfer held at such time by all Stockholders who participate in the purchase of Excess Tag Securities. No holder of Equity Securities (other than the type of Equity Securities proposed to be Transferred by the applicable Harvest Fund) shall be entitled to sell Equity Securities (other than the type of Equity Securities proposed to be Transferred by the applicable Harvest Fund) pursuant to this Section 2.3, but shall be permitted to convert or exercise its applicable portion of such Equity Securities which are then so exercisable or convertible for the type of Equity Securities proposed to be Transferred by the applicable Harvest Fund concurrently with, and subject to, the consummation of the proposed Transfer.

          (c) Each Participant shall effect its participation in the Transfer by delivering to the applicable Harvest Fund (to hold in trust as agent for such Participant), at least three (3)

Business Days prior to the date scheduled for such Transfer as set forth in the Transfer Notice, one or more certificates or other instruments, as applicable, in proper form for transfer, which represent the number of Equity Securities which such Participant desires to Transfer in accordance with Section 2.3(b). Such certificate or certificates or other instruments, as applicable, shall be delivered by the applicable Harvest Fund to such Permitted Transferee on the date scheduled for such Transfer in consummation of the Transfer pursuant to the terms and conditions specified in the Transfer Notice and such Permitted Transferee shall remit to each such Participant its pro rata portion of the net sale proceeds (taking into account transaction costs and expenses incurred by such Harvest Fund in connection with such Transfer and transaction costs and expenses incurred by each Participant in connection with such Transfer) to which such Participant is entitled by reason of its participation in such sale. The Harvest Funds' sale of Equity Securities in any sale proposed in a Transfer Notice shall be effected on terms and conditions not more favorable than those set forth in such Transfer Notice and applicable to the other Participants. In the event the proposed Transfer is not consummated within twenty (20) business days of the date scheduled for such Transfer, the applicable Harvest Fund shall promptly return all certificates and/or instruments received from Participants.

          (d) The exercise or non-exercise of the rights of any of the Other Stockholders hereunder to participate in one or more Transfers of Equity Securities made by a Harvest Fund shall not adversely affect their rights to participate in subsequent Transfers of Equity Securities subject to this Section 2.3.

          Section 2.4 Grant to Harvest of Drag-Along Rights.

          (a) At any time after the Restructuring, at the written request of any Harvest Fund, each of the other Stockholders (the "Other Drag Stockholders") agrees to vote all of its shares of Common Stock, at a special or annual meeting of Stockholders or by written consent in lieu of a meeting, in favor of and, if applicable, shall sell its pro rata portion of the amount of any type of Equity Securities to be Transferred in connection with, a Sale of the Business. In order to effect the foregoing covenant, each Other Drag Stockholder hereby grants to each Harvest Fund with respect to all of such Stockholder's shares of Common Stock an irrevocable proxy (which is deemed to be coupled with an interest) for the term of this Agreement with respect to any stockholder vote or action by written consent solely to effect such Sale of the Business in compliance with this Section 2.4.

          (b) The Company and the Other Drag Stockholders each hereby agree to cooperate fully (including by waiving any other appraisal rights to which such Other Drag Stockholder may be entitled under Applicable Law and each such Stockholder does hereby waive all such appraisal rights) with the Harvest Fund and the purchaser in any such Sale of the Business and, to execute and deliver all documents (including purchase agreements) and instruments as the applicable Harvest Fund and such purchaser request to effect such Sale of the Business including, without limitation, the making of representations and warranties as to due incorporation, existence and good standing, power and authority of such Other Drag Stockholder, and ownership of Equity Securities and the granting of all indemnifications (other than TGF which shall provide insurance in form and substance satisfactory to the Harvest Funds with respect to all such indemnifications) and the execution of all agreements (including, without limitation, participating in any escrow arrangements to the extent of their respective pro rata portion) and similar arrangements which the applicable Harvest Funds is making or executing, provided that the indemnification obligation of any Other Stockholder to proposed purchaser with respect to the breach of any representation or warranty concerning the Company shall be limited to the lesser of the pro rata portion of the obligation and the net proceeds to be received by such Other Stockholder in connection with such Sale of the Business. The Harvest Funds agree that upon such Sale of the Business each Stockholder shall receive its pro rata portion of the net proceeds (taking into account transaction costs and expenses incurred by the Harvest Funds in connection with such Sale of the Business, reasonable transaction costs and expenses incurred by each other Stockholder in connection with such Sale of the Business and the costs and expenses described in Section 2.4(c)) and such sale shall be on the same terms and conditions as afforded to the Harvest Funds. For purposes of Section 2.4(a) and 2.4(b), "pro rata portion" shall mean with respect to each Stockholder and each type of Equity Securities to be Transferred in such Sale of the Business a fraction, the numerator of which is the number of such Equity Securities held by such Stockholder immediately prior to such Sale of the Business and the denominator of which is the total number of such Equity Securities outstanding immediately prior to such Sale of the Business

          (c) It is understood and agreed that in consideration of investment banking services provided by any Person (including the Harvest Funds or any of their respective Affiliates) a reasonable fee may be paid in an amount that is customary and equivalent to a fee arrangement negotiated on an "arms-length" basis; provided, that, if any such fee is payable to any Harvest Fund or any of its Affiliates, such fee shall be consistent with the terms of the amended and restated management agreement entered into by and between Harvest Partners, Inc. and Associated Materials Incorporated as of the date hereof.

          Section 2.5 Grant of Preemptive Rights to Stockholders.

          (a) In the event that, at any time, the Company shall decide to undertake an issuance of New Securities, the Company shall at such time deliver to each Stockholder written notice of the Company's decision, describing the amount, type and terms (including the exercise price and expiration date thereof in the case of any Options) of such New Securities, the purchase price per New Security (the "New Securities Price") to be paid by the purchasers of such New Securities and the other terms upon which the Company has decided to issue such New Securities including, without limitation, the expected timing of such issuance, which shall not be less than twenty (20) Business Days after the date upon which such notice is given (the "Preemptive Notice"). Each Stockholder shall have ten (10) Business Days from the date on which they receive the Preemptive Notice to agree by written notice to the Company (a "Preemptive Exercise Notice") to purchase up to their Pro Rata Amount of such New Securities for the New Securities Price and upon the general terms specified in the Preemptive Notice by giving written notice to the Company and stating therein the quantity of New Securities to be purchased by any such Stockholder. In the event that in connection with such a proposed issuance of New Securities, such Stockholder shall for any reason fail or refuse to give such written notice to the Company within such ten (10) Business Days period, such Stockholder shall, for all purposes of this Section 2.5, be deemed to have refused (in that particular instance only) to purchase any of such New Securities and to have waived (in that particular instance only) all of its rights under this Section
2.5 to purchase any of such New Securities. In the event that any Stockholder does not elect to purchase all of its respective Pro Rata Amount of such

New Securities, the New Securities which were available for purchase by such non-electing Stockholders (the "Excess New Securities") shall automatically be deemed to be accepted for purchase by the Stockholders who indicated in their Preemptive Exercise Notice a desire to participate in the purchase of New Securities in excess of their Pro Rata Amount. Unless otherwise agreed by all of the Stockholders participating in the purchase of such New Securities, each Stockholder who indicated to purchase more than its Pro Rata Amount shall purchase a number of Excess New Securities equal to the lesser of (x) the number of Excess New Securities indicated in the Preemptive Exercise Notice, if any, and (y) an amount equal to the product of (A) the aggregate number of Excess New Securities and (B) a fraction, the numerator of which is the number of Equity Securities held at such time by such Stockholder and the denominator of which is the aggregate number of Equity Securities held at such time by all Stockholders who participate in the purchase of Excess New Securities.

          (b) In the event any New Securities to be issued by the Company are not subject to a Preemptive Exercise Notice, the Company shall be free to issue such New Securities to any Person, provided that (x) the price per New Security at which such New Securities are being issued to and purchased by such Person is not less than the New Securities Price, (y) the other terms and conditions pursuant to which such Person purchases such New Securities are substantially equivalent to the terms set forth in the Preemptive Notice, and (z) such issuance of New Securities takes place within ninety (90) days of the Preemptive Notice. After expiration of the 90-day period, any New Securities to be issued by the Company shall be subject to this Section 2.5.

                                  ARTICLE III

                               REGISTRATION RIGHTS

          Section 3.1 Required Registration.

          (a) If the Company shall be requested in writing, which writing shall specify the number of Registrable Securities to be sold and the intended method of disposition thereof (a "Demand Request") (i) at any time by any one or more Harvest Fund to effect a registration under the Securities Act of Registrable Securities held by such Harvest Fund and (ii) subject to Section 3.1(g), once after the date which is eighteen (18) months after the date of the Company's initial Public Offering and provided that, at such time, the Company is eligible to file a registration statement on Form S-3, by Stockholders (other than any Harvest Fund) that are holders of at least 40% of the Equity Securities outstanding at such time (each, a "Required Registration"), then the Company shall promptly use its commercially reasonable efforts to effect such Required Registration.

          (b) Piggyback Rights. Upon receipt by the Company of a Demand Request, the Company shall deliver a written notice (a "Demand Notice") to each of the other Stockholders stating that the Company intends to comply with a Demand Request and informing each such Stockholder of its right to include Registrable Securities in such Required Registration. Within ten (10) Business Days after receipt of a Demand Notice, each such other Stockholder shall have the right to request in writing that the Company include all or a specific portion of the Registrable Securities held by such other Stockholder in such Required Registration.

          (c) Postponement. The Company may postpone any Required Registration for a reasonable period of time, not to exceed one hundred eighty (180) days once in every twelve (12) month period, if the Board determines in good faith that such Required Registration would (A) require the disclosure of a material transaction or other matter and such disclosure would be disadvantageous to the Company or (B) adversely affect a material financing, acquisition, disposition of assets or stock, merger or other comparable transaction.

          (d) Time for Filing and Effectiveness. As promptly as practicable after a Demand Request but in no event later than the date which is sixty (60) days after such Demand Request, the Company shall file with the SEC the Required Registration with respect to all Registrable Securities to be so registered, and shall use its reasonable efforts to cause such Required Registration to become effective as promptly as practicable after the filing thereof, but in no event later than the day which is one hundred twenty (120) days after the date of the Demand Request. The Company will use its reasonable efforts to keep any Required Registration filed pursuant to this Section 3.1 effective for the period beginning on the date on which the Required Registration is declared effective and ending on the earlier of (i) the date of full distribution of the Registrable Securities included in such Required Registration and (ii) the date that is one hundred eighty (180) days from the date of first effectiveness.

          (e) Selection of Underwriters. In the event that the Registrable Securities to be registered pursuant to a Required Registration are to be disposed of in an underwritten Public Offering, the underwriters of such Public Offering shall be one or more underwriting firms of nationally recognized standing selected by the Board.

          (f) Priority on Required Registrations. In the event that, in the case of any Required Registration, the managing underwriter for the Public Offering contemplated by Section 3.1(e) shall advise the Company in writing (with a copy to each holder of Registrable Securities requesting a sale) that, in such underwriter's opinion, the amount of securities requested to be included in such Required Registration would adversely affect the Public Offering and sale (including pricing) of such Registrable Securities, the Company shall include in such Required Registration the number of Registrable Securities that the Company is so advised should be sold in such Public Offering, and each Stockholder which requested to include Registrable Securities in such Required Registration shall be entitled to include its pro rata share of Registrable Securities, based upon the number of Registrable Securities requested to be included by such Stockholders in such Required Registration; provided, however, that if such managing underwriter shall advise the Company that, in such underwriter's opinion, the inclusion of Registrable Securities held by Management Stockholders would adversely affect the offering and sale (including pricing) of such securities, then the number of Registrable Securities held by such Management Stockholders to be included in such Public Offering may be disproportionately reduced to avoid such adverse result.

          (g) In the event that, after a Stockholder or Stockholders have made a Demand Request pursuant to Section 3.1(a)(ii), less than 50% of the Registrable Securities proposed to be included in the Public Offering, if any, by such Stockholder or Stockholders are sold in such Public Offering pursuant to Section 3.1(f), such Demand Request shall be deemed not to have been a Demand Request, provided that in no event shall the Stockholders (other than any Harvest Fund) be entitled to more than two (2) Demand Request pursuant to Section 3.1(a)(ii).

          Section 3.2 Incidental Registration.

          (a) Filing of Registration Statement. If the Company at any time proposes to register, for its own account or the account of another Person (other than any Harvest Fund), any of its securities (an "Incidental Registration") under the Securities Act (other than pursuant to a registration statement on Form S-4 or Form S-8 or any successor forms thereto and other than pursuant to Section 3.1 hereof), for sale to the public in a Public Offering (other than the Company's initial Public Offering), it will at each such time give prompt written notice to all Stockholders of its intention to do so, which notice shall be given at least fifteen (15) Business Days prior to the date that a registration statement relating to such registration is proposed to be filed with the SEC. Upon the written request of any Stockholder to include Registrable Securities held by it under such registration statement (which request shall (i) be made within ten (10) Business Days after the receipt of any such notice, and
(ii) specify the Registrable Securities intended to be included by such holder), the Company will use its reasonable efforts to effect the registration of all Registrable Securities that the Company has been so requested to register by such Stockholder; provided, however, that if, at any time after giving written notice of its intention to register any securities and prior to the effective date of the registration statement filed in connection with such registration, the Company shall determine for any reason to terminate such registration statement and not to register such securities, the Company may, at its election, give written notice of such determination to each such holder and, thereupon, shall be relieved of its obligation to register any Registrable Securities of such Persons in connection with such registration.

          (b) Selection of Underwriters. Notice of the Company's intention to register such securities shall designate the proposed underwriters of such Public Offering and shall contain the Company's agreement to use its reasonable efforts, if requested to do so, to arrange for such underwriters to include in such underwriting the Registrable Securities that the Company has been so requested to sell pursuant to this Section 3.2, it being understood that the holders of Registrable Securities shall have no right to select different underwriters for the disposition of their Registrable Securities.

          (c) Priority on Incidental Registrations. If the managing underwriter for the Public Offering contemplated by this Section 3.2 shall advise the Company in writing that, in such underwriter's opinion, the number of securities requested to be included in such Incidental Registration would adversely affect the Public Offering and sale (including pricing) of such securities the Company shall include in such Incidental Registration the number of securities that the Company is so advised should be sold in such Public Offering, in the following amounts and order of priority:

          (i) first, securities proposed to be sold by the Company for its own account or such other Person if the registration is pursuant to a registration rights agreement with the Company;

          (ii) second, the Registrable Securities requested to be registered by Stockholders pro rata among such Stockholders on the basis of the number of Registrable Securities requested to be sold by such Stockholders pursuant to this Section 3.2 provided, however, that if such managing underwriter shall advise the Company that, in such underwriter's opinion, the inclusion of Registrable Securities held by Management Stockholders would adversely affect the offering and sale (including pricing) of such securities, then the number of Registrable Securities held by such Management Stockholders to be included in such Public Offering may be disproportionately reduced to avoid such adverse result; and

          (iii) all other Registrable Securities and securities proposed to be sold for the account of any other Person.

          Section 3.3 Registration Procedures. The Company will use its reasonable efforts to effect each Required Registration pursuant to Section 3.1 and each Incidental Registration pursuant to Section 3.2, and to cooperate with the sale of such Registrable Securities in accordance with the intended method of disposition thereof as quickly as possible, and the Company will as expeditiously as possible:

          (a) subject, in the case of an Incidental Registration, to the proviso to Section 3.2(a), prepare and file with the SEC the registration statement and use its reasonable efforts to cause the Registration to become effective; provided, however, that, to the extent practicable, the Company will furnish to the holders of the Registrable Securities covered by such registration statement and their counsel, copies of all such documents proposed to be filed and any such holder shall have the opportunity to comment on any information pertaining solely to such holder and its plan of distribution that is contained therein and the Company shall make the corrections reasonably requested by such holder with respect to such information prior to filing any such registration statement or amendment.

          (b) subject, in the case of an Incidental Registration, to the proviso to Section 3.2(a), prepare and file with the SEC such amendments and post-effective amendments to any registration statement and any prospectus used in connection therewith as may be necessary to keep such registration statement effective and to comply with the provisions of the Securities Act with respect to the disposition of all Registrable Securities covered by such registration statement until such time as all of such Registrable Securities have been disposed of in accordance with the intended methods of disposition by the seller or sellers thereof set forth in such registration statement and cause the prospectus to be supplemented by any required prospectus supplement, and as so supplemented to be filed pursuant to Rule 424 under the Securities Act;

          (c) furnish, upon request, to each holder of Registrable Securities to be included in such Registration and the underwriter or underwriters, if any, without charge, at least one signed copy of the registration statement and any post-effective amendment thereto, and such number of conformed copies thereof and such number of copies of the prospectus (including each preliminary prospectus and each prospectus filed under Rule 424 under the Securities Act), any amendments or supplements thereto and any documents incorporated by reference therein, as such holder or underwriter may reasonably request in order to facilitate the disposition of the Registrable Securities being sold by such holder (it being understood that the Company consents to the use of the prospectus and any amendment or supplement thereto by each holder of Registrable Securities covered by such registration statement and the underwriter or underwriters, if any, in connection with the Public Offering and sale of the Registrable Securities covered by the prospectus or any amendment or supplement thereto);

          (d) notify each holder of the Registrable Securities to be included in such Registration and the underwriter or underwriters, if any:

          (i) of any stop order or other order suspending the effectiveness of any registration statement, issued or threatened by the SEC in connection therewith, and take all reasonable actions required to prevent the entry of such stop order or to remove it or obtain withdrawal of it at the earliest possible moment if entered;

          (ii) when such registration statement or any prospectus used in connection therewith, or any amendment or supplement thereto, has been filed and, with respect to such registration statement or any post-effective amendment thereto, when the same has become effective;

          (iii) of any written request by the SEC for amendments or supplements to such registration statement or prospectus; and

          (iv) of the receipt by the Company of any notification with respect to the suspension of the qualification of any Registrable Securities for sale under the applicable securities or blue sky laws of any jurisdiction;

          (e) if requested by the managing underwriter or underwriters or any holder of Registrable Securities to be included in such Registration in connection with any sale pursuant to a registration statement, promptly incorporate in a prospectus supplement or post-effective amendment such information relating to such underwriting as the managing underwriter or underwriters or such holder reasonably requests to be included therein; and make all required filings of such prospectus supplement or post-effective amendment as soon as practicable after being notified of the matters incorporated in such prospectus supplement or post-effective amendment;

          (f) on or prior to the date on which a Registration is declared effective, use its reasonable efforts to register or qualify, and cooperate with the holders of Registrable Securities to be included in such Registration, the underwriter or underwriters, if any, and their counsel, in connection with the registration or qualification of the Registrable Securities covered by such Registration for offer and sale under the securities or "blue sky" laws of each state and other jurisdiction of the United States as any such holder or underwriter reasonably requests in writing; use its reasonable efforts to keep each such registration or qualification effective, including through new filings, or amendments or renewals, during the period such registration statement is required to be kept effective; and do any and all other acts or things necessary or advisable to enable the disposition of the Registrable Securities in all such jurisdictions reasonably requested covered by such Registration; provided, however, that the Company shall not be required to qualify generally to do business in any jurisdiction where it is not then so qualified or to take any action which would subject it to general service of process in any such jurisdiction where it is not then so subject;

          (g) in connection with any sale pursuant to a Registration, cooperate with the holders of Registrable Securities to be included in such Registration and the managing underwriter or underwriters, if any, to facilitate the timely preparation and delivery of certificates (not bearing any restrictive legends) representing securities to be sold under such Registration, and enable such securities to be in such denominations and registered in such names as the managing underwriter or underwriters, if any, or such holders may request;

          (h) use its reasonable efforts to cause the Registrable Securities to be registered with or approved by such other governmental agencies or authorities within the United States and having jurisdiction over the Company or any Subsidiary as may be necessary to enable the seller or sellers thereof or the underwriter or underwriters, if any, to consummate the disposition of such securities;

          (i) use its reasonable efforts to obtain:

          (A) at the time of effectiveness of each Registration, a "comfort letter" from the Company's independent certified public accountants covering such matters of the type customarily covered by "cold comfort letters" as the holders of a majority of the Registrable Securities to be included in such Registration and the underwriters reasonably request; and

          (B) at the time of any underwritten sale pursuant to the registration statement, a "bring-down comfort letter," dated as of the date of such sale, from the Company's independent certified public accountants covering such matters of the type customarily covered by comfort letters as the Requisite Holders and the underwriters reasonably request;

          (j) use its reasonable efforts to obtain, at the time of effectiveness of each Registration and at the time of any sale pursuant to each Registration, an opinion or opinions addressed to the holders of the Registrable Securities to be included in such Registration and the underwriter or underwriters, if any, in customary form and scope from counsel for the Company;

          (k) notify each seller of Registrable Securities covered by such Registration, upon discovery that, or upon the happening of any event as a result of which, the prospectus included in such Registration, as then in effect, includes an untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and promptly prepare and file with the SEC and furnish to such seller or holder a reasonable number of copies of a supplement to or an amendment of such prospectus as may be necessary so that, as thereafter delivered to the purchasers or prospective purchasers of such securities, such prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances under which they are made;

          (l) otherwise comply with all applicable rules and regulations of the SEC, and make generally available to its security holders (as contemplated by Section 11(a) under the Securities Act) an earnings statement satisfying the provisions of Rule 158 under the Securities Act no later than ninety (90) days after the end of the twelve (12) month period beginning with the first month of the Company's first fiscal quarter commencing after the effective date of the registration statement, which statement shall cover said twelve (12) month period;

          (m) provide and cause to be maintained a transfer agent and registrar for all Registrable Securities covered by each Registration from and after a date not later than the effective date of such Registration;

          (n) use its reasonable efforts to cause all Registrable Securities covered by each Registration to be listed subject to notice of issuance, prior to the date of first sale of such Registrable Securities pursuant to such Registration, on each securities exchange on which the Common Stock are then listed, and admitted to trading on NASDAQ, if the Common Stock or any such other securities of the Company are then admitted to trading on NASDAQ; and

          (o) enter into such agreements (including underwriting agreements in customary form) and take such other actions as the Requisite Holders shall reasonably request in order to expedite or facilitate the disposition of such Registrable Securities.

The Company may require each holder of Registrable Securities that will be included in such Registration to furnish the Company with such information in respect of such holder of its Registrable Securities that will be included in such Registration as the Company may reasonably request in writing and as is required by Applicable Law.

          Section 3.4 Preparation; Reasonable Investigation. In connection with the preparation and filing of each registration statement registering Registrable Securities under the Securities Act, the Company shall give the holders of such Registrable Securities so registered, their underwriters, if any, and their respective counsel and accountants access to its books and records and an opportunity to discuss the business of the Company with its officers and the independent public accountants who have certified its financial statements as shall be necessary, in the opinion of such holders' or such underwriters' to conduct a reasonable investigation within the meaning of
Section 11(b)(3) of the Securities Act.

          Section 3.5 Rights of Requesting Holders. Each holder of Registrable Securities to be included in a Registration which makes a written request therefor in Section 3.1 or 3.2, as the case may be, shall have the right to receive within thirty (30) days of receipt by the Company of such request copies of the information, notices and other documents described in Section 3.3(l) and
Section 3.3(o).

          Section 3.6 Registration Expenses. The Company will pay all Registration Expenses in connection with each registration of Registrable Securities, including, without limitation, any such registration not effected by the Company.

          Section 3.7 Indemnification; Contribution.

          (a) The Company shall indemnify, to the fullest extent permitted by law, each holder of Registrable Securities, its officers, directors, partners, employees and agents, if any, and each Person, if any, who controls such holder within the meaning of section 15 of the Securities Act, against all losses, claims, damages, liabilities (or proceedings in respect thereof) and expenses (under the Securities Act or common law or otherwise), joint or several, resulting from any violation by the Company of the provisions of the Securities Act or any untrue statement or alleged untrue statement of a material fact contained in any registration statement or prospectus (and as amended or supplemented if amended or supplemented) or any preliminary prospectus or caused by any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein (in the case of any prospectus, in light of the circumstances under which they were made) not misleading, except to the extent that such losses, claims, damages, liabilities (or proceedings in respect thereof) or expenses are caused by any untrue statement or alleged untrue statement contained in or by any omission or alleged omission from information concerning any holder furnished in writing to the Company by such holder expressly for use therein. If the Public Offering pursuant to any registration statement provided for under this Article III is made through underwriters, no action or failure to act on the part of such underwriters (whether or not such underwriter is an Affiliate of any holder of Registrable Securities) shall affect the obligations of the Company to indemnify any holder of Registrable Securities or any other Person pursuant to the preceding sentence. If the Public Offering pursuant to any registration statement provided for under this Article III is made through underwriters, the Company agrees to enter into an underwriting agreement in customary form with such underwriters and the Company agrees to indemnify such underwriters, their officers, directors, employees and agents, if any, and each Person, if any, who controls such underwriters within the meaning of section 15 of the Securities Act to the same extent as herein before provided with respect to the indemnification of the holders of Registrable Securities; provided that the Company shall not be required to indemnify any such underwriter, or any officer, director or employee of such underwriter or any Person who controls such underwriter within the meaning of section 15 of the Securities Act, to the extent that the loss, claim, damage, liability (or proceedings in respect thereof) or expense for which indemnification is claimed results from such underwriter's failure to send or give a copy of an amended or supplemented final prospectus to the Person asserting an untrue statement or alleged untrue statement or omission or alleged omission at or prior to the written confirmation of the sale of Registrable Securities to such Person if such statement or omission was corrected in such amended or supplemented final prospectus prior to such written confirmation and the underwriter was provided with such amended or supplemented final prospectus.

          (b) In connection with any registration statement in which a holder of Registrable Securities is participating, each such holder, severally and not jointly, shall indemnify, to the fullest extent permitted by law, the Company, each underwriter and their respective officers, directors, employees and agents, if any, and each Person, if any, who controls the Company or such underwriter within the meaning of section 15 of the Securities Act, against any losses, claims, damages, liabilities (or proceedings in respect thereof) and expenses resulting from any untrue statement or alleged untrue statement of a material fact, or any omission or alleged omission of a material fact required to be stated in the registration statement or prospectus or preliminary prospectus or any amendment thereof or supplement thereto or necessary to make the statements therein (in the case of any prospectus, in light of the circumstances under which they were made) not misleading, but only to the extent that such untrue statement is contained in or such omission is from information so concerning a holder furnished in writing by such holder expressly for use therein; provided that such holder's obligations hereunder shall be limited to an amount equal to the net proceeds to such holder of the Registrable Securities sold pursuant to such registration statement.

          (c) Any Person entitled to indemnification under the provisions of this Section 3.7 shall (i) give prompt notice to the indemnifying party of any claim with respect to which it seeks indemnification and (ii) unless in such indemnified party's reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist in respect of such claim, permit such indemnifying party to assume the defense of such claim, with counsel reasonably satisfactory to the indemnified party; and if such defense is so assumed, such indemnifying party shall not enter into any settlement without the consent of the indemnified party if such settlement attributes liability to the indemnified party and such indemnifying party shall not be subject to any liability for any settlement made without its consent (which shall not be unreasonably withheld); and any underwriting agreement entered into with respect to any registration statement provided for under this
Article III shall so provide. In the event an indemnifying party shall not be entitled, or elects not, to assume the defense of a claim, such indemnifying party shall not be obligated to pay the fees and expenses of more than one counsel or firm of counsel for all parties indemnified by such indemnifying party in respect of such claim, unless in the reasonable judgment of any such indemnified party a conflict of interest may exist between such indemnified party and any other of such indemnified parties in respect to such claim.

          (d) If for any reason the foregoing indemnity is unavailable, then the indemnifying party shall contribute to the amount paid or payable by the indemnified party as a result of such losses, claims, damages, liabilities or expenses (i) in such proportion as is appropriate to reflect the relative benefits received by the indemnifying party on the one hand and the indemnified party on the other or (ii) if the allocation provided by clause (i) above is not permitted by Applicable Law or provides a lesser sum to the indemnified party than the amount hereinafter calculated, in such proportion as is appropriate to reflect not only the relative benefits received by the indemnifying party on the one hand and the indemnified party on the other but also the relative fault of the indemnifying party and the indemnified party as well as any other relevant equitable considerations. Notwithstanding the foregoing, no holder of Registrable Securities shall be required to contribute any amount in excess of the amount such holder would have been required to pay to an indemnified party if the indemnity under Section 3.7(b) was available. No Person guilty of fraudulent misrepresentation (within the meaning of section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation. The obligation of any Person to contribute pursuant to this Section 3.7 shall be several and not joint.

          (e) An indemnifying party shall make payments of all amounts required to be made pursuant to the foregoing provisions of this Section 3.7 to or for the account of the indemnified party from time to time promptly upon receipt of bills or invoices relating thereto or when otherwise due or payable.

          (f) The indemnity and contribution agreements contained in this
Section 3.7 shall remain in full force and effect regardless of any investigation made by or on behalf of a participating holder of Registrable Securities, its officers, directors, agents or any Person, if any, who controls such holder as aforesaid, and shall survive the Transfer of Equity Securities by such holder and the termination of this Agreement for any reason.

          Section 3.8 Holdback Agreements; Registration Rights to Others. In the event and to the extent requested by the managing underwriter or, if the Registrable Securities are not being disposed of in an underwritten Public Offering, if requested by the Company, each Stockholder agrees not to sell, make any short sale of, grant any option for the purchase of, or otherwise dispose of any securities of the Company, other than those Registrable Securities included in such Registration pursuant to Section 3.1(a), 3.1(b) or 3.2(a) for the thirty
(30) days prior to and the ninety days (90) days (one hundred and eighty (180) days in the case of the initial Public Offering of the Company) after the effectiveness of the registration statement pursuant to which such Public Offering shall be made (or such shorter period of time as is sufficient and appropriate, in the opinion of the managing underwriter or, as the case may be, the Company in order to complete the sale and distribution of the securities included in such Public Offering; provided, that in no event shall such shorter period of time with respect to any Stockholder be shorter than any such period for any other Stockholder); provided, that the limitations contained in this
Section 3.8 shall not apply to the extent a Stockholder is prohibited by Applicable Law from so withholding such Registrable Securities from sale during such period.

          Section 3.9 Availability of Information. Following the Company's initial Public Offering, the Company shall comply with the reporting requirements of Sections 13 and 15(d) of the Exchange Act and will comply with all other public information reporting requirements of the SEC as from time to time in effect, and cooperate with Stockholders who are holders of Registrable Securities, so as to permit disposition of the Registrable Securities pursuant to an exemption from the Securities Act for the sale of any Registrable Securities (including, without limitation, the current public information requirements of Rule 144(c) and Rule 144A under the Securities Act). The Company shall also cooperate with each Stockholder who is a holder of any Registrable Securities in supplying such information as may be necessary for such holder to complete and file any information reporting forms presently or hereafter required by the SEC as a condition to the availability of an exemption from the Securities Act for the sale of any Registrable Securities.

          Section 3.10 Additional Registration Rights. Nothing contained in this Agreement shall prevent the Company from granting additional registration rights to any Person; provided, however, that any grant of additional registration rights to any Harvest Fund must be approved by the Requisite Disinterested Holders.

                                   ARTICLE IV

                        BOARD OF DIRECTORS OF THE COMPANY

          Section 4.1 Board of Directors.

          (a) Each Stockholder agrees to vote, at any time and from time to time, all of the shares of Common Stock held by such Stockholder and all other shares of Common Stock over which he or it has voting control and shall take all other necessary or desirable action within his or its control (whether in his or its capacity as a stockholder, director or officer of the Company or otherwise), and the Company shall take all necessary or desirable action within its control, in order to elect and maintain a seven (7) member Board, which shall include:
(i) four (4) directors designated by the Harvest Funds, who shall initially by Mr. Ira Kleinman, Mr. Thomas Arenz, Mr. Jonathan Angrist and Mr. Dennis Vollmershavsen, (ii) the chief executive officer of Associated from time to time, (iii) a director designated by PPM America Private Equity Fund LP, who shall initially be Mr. Scott Rooth and (iv) a director designated by Weston Presidio Service Company, LLC ("Weston Presidio"), who shall initially be Mr. Kevin Hayes.

          (b) In the event that any director designated by the Harvest Funds for any reason ceases to serve as a director during his or her term of office, the resulting vacancy on the Board shall be filled by a director designated by the Harvest Funds. In the event that any director designated by any Person other than the Harvest Funds for any reason ceases to serve as a director during his or her term of office, the resulting vacancy on the Board shall be filled by the Person with the right to designate the director ceasing to serve, subject to the reasonable approval of the Harvest Funds.

          (c) The removal of any director may be only at the written request of the Harvest Funds or, in the case of a director not designated by the Harvest Funds, the Person who designated such director.

          (d) (i) In order to effectuate the provisions of this Agreement and in addition to and not in lieu of Section 4.1 (a) through (c) hereof, each Stockholder and each of his Permitted Transferees (other than Weston Presidio and TGF) hereby grants to the Harvest Funds, an irrevocable proxy (which proxy is coupled with an interest) and to vote at any annual or special meeting of stockholders, or to take action by written consent in lieu of such meeting, with respect to all of the shares of Common Stock owned or held of record by the Stockholders, as determined by the Harvest Funds, with respect to (w) the election of directors designated in accordance with this Section 4.1, (x) the removal of directors in accordance with this Section 4.1, (y) the election of a director to fill any vacancy on the Board in accordance with this Section 4.1 and (z) amending the certificate of incorporation of the Company but, excluding changes that would disproportionately and adversely affect the rights of any Stockholder (other than a Harvest Fund). The Harvest Funds shall use their commercially reasonable efforts to provide each other Stockholder with written prior notice of any exercise of the proxy granted pursuant to this Section 4.1(d); provided, however, that failure to provide such written prior notice shall not affect the exercise of such proxy by the Harvest Funds.


          (ii) In order to effectuate the provisions of this Agreement and in addition to and not in lieu of Section 4.1 (a) through (c) hereof, each of Weston Presidio and TGF agree to vote at any annual or special meeting of stockholders, or to take action by written consent in lieu of such meeting, with respect to all of the shares of Common Stock owned or held of record by such Stockholder, as determined by the Harvest Funds, with respect to (i) the election of directors designated in accordance with this Section 4.1, (ii) the removal of directors in accordance with this Section 4.1, (iii) the election of a director to fill any vacancy on the Board in accordance with this Section 4.1 and (iv) amending the certificate of incorporation of the Company but, in each case, excluding changes that would disproportionately and adversely affect the rights of any Stockholder (other than a Harvest Fund).

          (e) So long as a Financial Investor continues to hold in the aggregate at least ten percent (10%) of the Equity Securities acquired by such Financial Investor upon consummation of the Restructuring, the Company shall deliver to such Financial Investor (i) on or prior to the thirtieth (30th) day after the end of each monthly fiscal period of the Company, an unaudited income statement, balance sheet and cash flow statement for and as of the end of such monthly period, (ii) within forty-five (45) days after the end of each fiscal quarter of the Company, an unaudited income statement, balance sheet and cash flow statement for and as of the end of such fiscal quarter and for the year to date, including management's discussion and analysis with respect thereto and (iii) within ninety (90) days after the end of each fiscal year of the Company, (x) an audited income statement, balance sheet and cash flow statement for and as of the end of such fiscal year and (y) the annual budget of the Company.

          (f) Upon execution by the Company of a letter of intent with respect to an acquisition by the Company pursuant to which the Company will issue New Securities, the Company shall use its commercially reasonable efforts to notify the Financial Investors of the terms of such proposed acquisition; provided, however, that failure to provide such notice shall not effect the obligations of any Stockholder pursuant to Section 2.5 hereof.

          (g) To the extent a Financial Investor shall not be entitled to designate a director pursuant to Section 4.1 or a Board observer pursuant to
Section 4.2, such Financial Investor may review the books and records and inspect any of the properties or assets of the Company and its Subsidiaries from time to time at reasonable intervals during normal business hours upon reasonable notice to the Company or a Subsidiary, as the case may be.

          Section 4.2 Observation Rights. For so long as TGF continues to hold at least fifty percent (50%) of the Equity Securities acquired by TGF upon consummation of the Restructuring, TGF shall have the right to have one representative present (whether in person or by telephone) at all meetings of the Board (and committees thereof); provided that such representative shall not be entitled to vote at such meetings; and provided further, that such representative is reasonably acceptable to the Harvest Funds. The Company shall send to such representative all of the notices, information and other materials that are distributed to directors, and shall provide TGF with a notice and agenda of each meeting of the Board (and committees thereof) of the Company, at the same time as delivered to the directors. TGF shall provide notice to the Company of the identity and address of, or any change with respect to the identity or address of, their representative. Notwithstanding the foregoing, the Company shall be entitled to (x) excuse such representative of TGF from any portion of a meeting of the Board (or committee thereof) which discusses any matters directly relating to TGF and (y) withhold information from the TGF representative delivered to the Board (or committee thereof) prior to a meeting of the Board or (committee thereof), in each case if the Company believes there is a reasonable likelihood that the receipt of such information by the TGF representative would create a conflict of interest for the TGF representative or affect the attorney/client privilege of the Company and its legal advisors. Notwithstanding anything contained in this Agreement to the contrary, this
Section 4.2 shall not be amended without the written consent of TGF.

                                   ARTICLE V

                           CERTAIN REGULATORY MATTERS

          Section 5.1 Regulatory Problem. Notwithstanding any other provision of this Agreement to the contrary, in the event that, at any time, the continued holding by any Regulated Stockholder or any of its Affiliates of some or all of the Equity Securities or any other securities of the Company held by it, at such time, will result in a Regulatory Problem, such Regulated Stockholder or such Affiliate shall promptly notify the Company and explain in reasonable detail the facts which have given rise to the Regulatory Problem and such Regulated Stockholder or such Affiliate shall use all reasonable best efforts to cure such Regulatory Problem (including, but not limited to, transferring such Equity Securities or other securities to an Affiliate of such Regulated Stockholder, holding non-voting securities, or relinquishing the right to enforce certain or all protective covenants, if any, in favor of such Regulated Shareholder or such Affiliate) and thereafter may, subject to compliance with Article II, promptly sell, exchange or otherwise dispose of such securities. In connection with the foregoing sentence, if requested by such Regulated Stockholder or such Affiliate, the Company shall cooperate with such Regulated Stockholder or such Affiliate (x) in disposing of such securities to a third party or (y) exchanging all or any portion of such securities on a share-for-share basis for shares of a non-voting security of the Company (such non-voting security to be identical in all respects to such voting securities or other securities, except that they shall be non-voting and shall be convertible or exercisable into voting securities on such conditions as are requested by such Regulated Stockholder in light of the regulatory considerations prevailing). Without limiting the foregoing, at the request of such Regulated Stockholder or such Affiliate, the Company shall provide (and authorize such Regulated Stockholder or such Affiliate to provide) financial and other information concerning the Company to any prospective purchaser of such securities owned by such Regulated Stockholder or such Affiliate, and shall amend this Agreement, the certificate of incorporation of the Company, the by-laws of the Company, and any related agreements and instruments and take any additional actions in order to effectuate and reflect the foregoing. The Company shall not be required to provide any such information unless the recipient thereof signs a confidentiality agreement reasonably satisfactory to the Company.

                                   ARTICLE VI

                                  MISCELLANEOUS

          Section 6.1 Entire Agreement. This Agreement contains the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior arrangements or understandings (whether written or oral) with respect thereto.

          Section 6.2 Captions. The Article and Section captions used herein are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

          Section 6.3 Counterparts. For the convenience of the parties, any number of counterparts of this Agreement may be executed by the parties hereto and each such executed counterpart shall be deemed to be an original instrument.

          Section 6.4 Notices. All notices, consents, requests, instructions, approvals and other communications provided for herein and all legal process in regard hereto shall be validly given, made or served, if in writing and delivered by personal delivery, overnight courier or registered or certified mail, return-receipt requested and postage prepaid addressed as follows:

              If to the Company, to:

              Harvest/AMI Holdings Inc.
              c/o Harvest Partners, Inc.
              280 Park Avenue, 33rd Floor
              New York, NY  10017
              Attention:   Ira D. Kleinman
              Facsimile:   (212) 812-0100

              with a copy (which shall not constitute notice) to its counsel:

              White & Case LLP
              1155 Avenue of the Americas
              New York, New York  10036
              Attention:   John M. Reiss, Esq.
                           Oliver C. Brahmst, Esq.
              Facsimile:   (212) 354-8113

              If to any Harvest Fund, to:

              c/o Harvest Partners, Inc.
              280 Park Avenue, 33rd Floor
              New York, NY  10017
              Attention:   Ira D. Kleinman
              Facsimile:   (212) 812-0100

              with a copy (which shall not constitute notice) to its counsel:

              White & Case LLP
              1155 Avenue of the Americas
              New York, New York  10036
              Attention:   John M. Reiss, Esq.
                           Oliver C. Brahmst, Esq.
              Facsimile:   (212) 354-8113

and if to any of the Financial Investors or the Management Stockholders, to the addresses set forth opposite each of their names on Schedule I or, as the case may be, Schedule II attached hereto (or included in any joinder to this Agreement), or to such other address as any such party hereto may, from time to time, designate in writing to all other parties hereto, and any such communication shall be deemed to be given, made or served as of the date so delivered or, in the case of any communication delivered by mail, as of the date so received.

          Section 6.5 Successors and Assigns; Additional Stockholders. (a) This Agreement shall be binding upon and inure to the benefit of the Company, the Stockholders and their respective successors, assigns and Permitted Transferees. The rights of a Stockholder, a Financial Investor, a Management Stockholder or a Harvest Fund under this Agreement may not be assigned or otherwise conveyed by any Stockholder except in connection with a Transfer of

Equity Securities which, until termination of Article II pursuant to Section 6.10, is in compliance with this Agreement.

          (b) At the election of the Board, any holder of Equity Securities may become a party to this Agreement as a Stockholder upon execution of a joinder to this Agreement by such holder.

          Section 6.6 GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO SUCH STATE'S CHOICE OF LAW PROVISIONS.

          Section 6.7 Submission to Jurisdiction.

          (a) Each of the parties hereto, other than TGF, hereby irrevocably acknowledges and consents that any legal action or proceeding brought with respect to any of the obligations arising under or relating to this Agreement may be brought in the courts of the State of New York or in the United States District Court for the Southern District of New York and each of the parties hereto, other than TGF, hereby irrevocably submits to and accepts with regard to any such action or proceeding, for itself and in respect of its property, generally and unconditionally, the non-exclusive jurisdiction of the aforesaid courts. Each party, other than TGF, hereby further irrevocably waives any claim that any such courts lack jurisdiction over such party, and agrees not to plead or claim, in any legal action or proceeding with respect to this Agreement or the transactions contemplated hereby brought in any of the aforesaid courts, that any such court lacks jurisdiction over such party. Each party, other than TGF, irrevocably consents to the service of process in any such action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, to such party, at its address for notices set forth in Section 6.4, such service to become effective 10 days after such mailing. Each party, other than TGF, hereby irrevocably waives any objection to such service of process and further irrevocably waives and agrees not to plead or claim in any action or proceeding commenced hereunder or under any other documents contemplated hereby that service of process was in any way invalid or ineffective. Subject to Section 6.7(b), the foregoing shall not limit the rights of any party to serve process in any other manner permitted by Applicable Law. The foregoing consents to jurisdiction shall not constitute general consents to service of process in the State of New York for any purpose except as provided above and shall not be deemed to confer rights on any Person other than the respective parties to this Agreement.

          (b) Each of the parties, other than TGF, hereto hereby waives any right it may have under the laws of any jurisdiction to commence by publication any legal action or proceeding with respect to this Agreement. To the fullest extent permitted by Applicable Law, each of the parties hereto hereby irrevocably waives the objection which it may now or hereafter have to the laying of the venue of any suit, action or proceeding arising out of or relating to this Agreement in any of the courts referred to in Section 6.7(a) and hereby further irrevocably waives and agrees not to plead or claim that any such court is not a convenient forum for any such suit, action or proceeding.

          (c) The parties hereto agree that any judgment obtained by any party hereto or its successors or assigns or Permitted Transferees in any action, suit or proceeding referred to above may, in the discretion of such party (or its successors or assigns or Permitted Transferees), be enforced in any jurisdiction, to the extent permitted by Applicable Law.

          (d) The parties hereto agree that the remedy at law for any breach of this Agreement may be inadequate and that should any dispute arise concerning the sale or disposition of any Securities or the voting thereof or any other similar matter hereunder, this Agreement shall be enforceable in a court of equity by an injunction or a decree of specific performance. Such remedies shall, however, be cumulative and nonexclusive, and shall be in addition to any other remedies which the parties hereto may have.

          Section 6.8 Remedies; Jury Trial.

          (a) The parties hereto agree that the remedy at law for any breach of this Agreement may be inadequate and that should any dispute arise concerning the sale or disposition of any securities or the voting thereof or any other similar matter hereunder, this Agreement shall be enforceable in a court of equity by an injunction or a decree of specific performance. Such remedies shall, however, be cumulative and nonexclusive, and shall be in addition to any other remedies which the parties hereto may have.

          (b) The parties hereto waive all right to trial by jury in any action or proceeding to enforce or defend any rights under this Agreement.

          Section 6.9 Benefits Only to Parties. Nothing expressed by or mentioned in this Agreement is intended or shall be construed to give any Person, other than Persons indemnified pursuant to Section 3.7, the parties hereto and their respective successors or assigns and Permitted Transferees, any legal or equitable right, remedy or claim under or in respect of this Agreement or any provision herein contained, this Agreement and all conditions and provisions hereof being intended to be and being for the sole and exclusive benefit of the parties hereto and their respective successors and assigns and Permitted Transferees, and for the benefit of no other Person.

          Section 6.10 Termination; Survival of Benefits. This Agreement shall terminate on the closing of a Public Offering; provided, however, that (a)
Article VI and (b) the rights and obligations of the Stockholders and the Company under Article III shall survive any termination of this Agreement.

          Section 6.11 Publicity. None of the parties hereto shall issue or cause to be issued any press release or make or cause to be made any other public statement or disclosure in each case relating to or connected with or arising out of this Agreement or the matters contained herein, without obtaining the prior written consent of parties mentioned in such press release or public disclosure or statement and the Company in advance to the contents and the manner of presentation and publication thereof. Notwithstanding the foregoing, each of the parties hereto may, in documents required to be filed by it with the SEC or other regulatory bodies, make such statements with respect to the transactions contemplated hereby as each may be advised by counsel is legally necessary or advisable, and may make such disclosure as it is advised by its counsel is required by Applicable Law.

          Section 6.12 Confidentiality. Each of the parties hereto hereby agrees that throughout the term of this Agreement it shall keep (and shall cause its directors, officers, employees, representatives and outside advisors and its Affiliates to keep) all non-public information received as a Stockholder relating to the Company (including any such information received prior to the date hereof) confidential except information which (i) becomes known to such Stockholder from a source, other than the Company, its directors, officers, employees, representatives or outside advisors, which source is not obligated to the Company to keep such information confidential or (ii) becomes generally available to the public through no breach of this Agreement by any party hereto. Each of the parties hereto agrees that such non-public information (a) shall be communicated only to those of its directors, officers, employees, representatives, outside advisors and Affiliates who need to know such non-public information and for the Financial Investors to their investors, partners and members in a manner consistent with past practice, and, if requested, to rating agencies and, if required by law, applicable regulatory authorities and (b) will not be used by such party or its directors, officers, employees, representatives, outside advisors, Affiliates, investors, partners or members either to, directly or indirectly, compete with the Company or to conduct itself in a manner inconsistent with the antitrust laws of the United States or any State. Notwithstanding the foregoing, a party hereto may disclose non-public information if required to do so by a court of competent jurisdiction or by any governmental agency; provided, however, that prompt notice of such required disclosure be given to the Company and the Harvest Funds prior to the making of such disclosure so that the Company and/or the Harvest Funds may seek a protective order or other appropriate remedy. In the event that such protective order or other remedy is not obtained, the party hereto required to disclose the non-public information will disclose only that portion which such party is advised by opinion of counsel is legally required to be disclosed and will request that confidential treatment be accorded such portion of the non-public information.

          Section 6.13 Expenses. The Company shall reimburse each of the respective members of its Board and Board observers pursuant hereto who are not employees of the Company for their travel and out-of-pocket expenses incurred in connection with their serving on the Board. Employees of the Company who incur expenses in connection with their attendance of meetings of the Board in the performance of their duties shall also be reimbursed in accordance with the Company's usual expense reimbursement policies.

          Section 6.14 Stockholder Rights. Intentionally Omitted.

          Section 6.15 Amendments; Waivers. No provision of this Agreement may be amended, modified or waived without the prior written consent of the holders of more than fifty percent (50%) of Equity Securities then outstanding; provided, however, that no amendment, modification or waiver shall adversely and disproportionately affect the rights of any Stockholder without such Stockholder's prior written consent.

          Section 6.16 Transaction with Affiliates.

          (a) Any Stockholder and any of its Affiliates may engage in or possess an interest in any other business venture of any kind, nature or description, independently or with others, whether or not such ventures are competitive with the Company or its Subsidiaries, notwithstanding that representatives of such Stockholder or any of their Affiliates may be serving as a Director of the Company or its Subsidiaries. Nothing in this Agreement shall be deemed to prohibit any Stockholder or any of their Affiliates from dealing, or otherwise engaging in business, with Persons transacting business with the Company or its Subsidiaries. Neither the Company nor any Stockholder shall have any rights or obligations by virtue of this Agreement, in or to any independent venture of any other Stockholder or any of their Affiliates, or the income or profits or losses or distributions derived therefrom, and such ventures shall not be deemed wrongful or improper even if competitive with the business of the Company or its Subsidiaries.

          (b) After the date hereof, the Company will not, and will not permit any of its Subsidiaries to, enter into any transaction (other than for legal services) with any Harvest Fund or any employee, officer, director or Affiliate of any Harvest Fund, other than transactions which are on terms not substantially less favorable to the Company or its Subsidiaries, as the case may be, as it could obtain in a transaction with a party without a conflict of interest, it being understood that a transaction approved by the Requisite Disinterested Holders shall be deemed to be on terms not substantially less favorable; provided, however, that this paragraph (b) shall not prohibit the transactions contemplated by the amended and restated management agreement to be executed by and between Harvest Partners, Inc. and Associated as of the date hereof.

                                  ARTICLE VII

                 TERMINATION OF HOLDINGS STOCKHOLDERS AGREEMENT

          Section 7.1 Termination of Holdings Stockholders Agreement. Holdings and the Stockholders hereby agree that the Holdings Stockholders Agreement is hereby terminated in its entirety effective as of the date first above written, notwithstanding the provisions of Section 6.9 of the Holdings Stockholders Agreement. As a result of such termination, the Holdings Stockholders Agreement shall forthwith be of no further force or effect.

                                      * * *

          IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first set forth above.





                       AMH HOLDINGS, INC.





                       By:         /s/ D. Keith LaVanway
                          -------------------------------------------------
                           Name:    D. Keith LaVanway
                           Title:   Vice President-Finance





                       ASSOCIATED MATERIALS HOLDINGS INC., for purposes of
                           Section 7.1 only





                       By:         /s/ D. Keith LaVanway
                          -------------------------------------------------
                           Name:    D. Keith LaVanway
                           Title:  Vice President-Finance








                       HARVEST PARTNERS III, L.P.

                       By:  Harvest Associates III, LLC,
                            its general partner





                       By:         /s/ Ira D. Kleinman
                          -------------------------------------------------
                           Name: Ira D. Kleinman
                           Title:  Member

                       HARVEST PARTNERS III, GbR

                       By:  Harvest Associates III, LLC,
                            its general partner





                       By:         /s/ Ira D. Kleinman
                          -------------------------------------------------
                           Name: Ira D. Kleinman
                           Title:  Member





                       HARVEST PARTNERS IV, L.P.

                       By:  Harvest Associates IV, LLC,
                            its general partner





                       By:         /s/ Ira D. Kleinman
                          -------------------------------------------------
                           Name: Ira D. Kleinman
                           Title:  Member





                       HARVEST PARTNERS IV GmbH & Co. KG

                       By:  Harvest Associates IV, LLC,
                            its general partner





                       By:         /s/ Ira D. Kleinman
                          -------------------------------------------------
                           Name: Ira D. Kleinman
                           Title:  Member

                       BANCBOSTON CAPITAL INC.





                       By:         /s/ Florian Hunziker
                          -------------------------------------------------
                           Name: Florian Hunziker
                           Title:  Vice President



                       PRIVATE EQUITY PORTFOLIO FUND II, LLC
                                   by Fleet National Bank, its manager





                       By:         /s/ John DeSislo
                          -------------------------------------------------
                           Name: John DeSislo
                           Title:  Director



                       GE CAPITAL EQUITY CAPITAL GROUP,
                           INC.





                       By:         /s/ Patrick O. Kocsi
                          -------------------------------------------------
                           Name:  Patrick O. Kocsi
                           Title:  Vice President



                       OLD HICKORY FUND I, LLC

                       By:  PPM America, Inc.,
                            its manager





                       By:         /s/ Patrick Lanigan
                          -------------------------------------------------
                           Name: Patrick Lanigan
                           Title: Partner




                       PPM AMERICA PRIVATE EQUITY FUND L.P.

                       By:  PPM America Capital Partners, LLC,
                            its general partner

                       By:         /s/ Patrick Lanigan
                          -------------------------------------------------
                           Name: Patrick Lanigan
                           Title: Partner



                       By:         /s/ David Brett
                          -------------------------------------------------
                           Name: David Brett
                           Title:  Senior Partner




                       ABBOTT CAPITAL PRIVATE EQUITY FUND III, L.P.

                       By: Abbott Capital Private Equity Partners III, L.P., its general partner

                            By:  Abbott Capital Management, L.L.C.
                                  its general partner





                       BNY PARTNERS FUND L.L.C.

                       By:  BNY Private Investment Management, Inc., Member
                            Manager



                       By:         /s/ Burt M. Siegel
                          -------------------------------------------------
                           Name: Burt M. Siegel
                           Title: Vice President



                       NEW YORK LIFE CAPITAL PARTNERS II L.P.

                       By:  NYLCAP Manager LLC, its Investment Manager



                       By:         /s/ Steven M. Benevento
                          -------------------------------------------------
                           Name: Steven M. Benevento
                           Title:  Executive Vice President

                       THE BOARD OF TRUSTEES OF THE TEXAS GROWTH FUND II, AS
                           TRUSTEE FOR THE TEXAS GROWTH FUND II - 1998 TRUST

                       By:  TGF II Management, L.P., as
                            Executive Director

                       By:  TGF Management Corp., as
                            General Partner





                       By:         /s/ Barry C. Twomey
                          -------------------------------------------------
                           Name:  Barry C. Twomey
                           Title:  Managing Director





                       WESTON PRESIDIO CAPITAL III, L.P.





                       By:         /s/ Kevin M. Hayes
                          -------------------------------------------------
                           Name:  Kevin M. Hayes
                           Title:  General Partner



                       WESTON PRESIDIO CAPITAL IV, L.P.





                       By:         /s/ Kevin M. Hayes
                          -------------------------------------------------
                           Name:  Kevin M. Hayes
                           Title:  General Partner



                       WPC ENTREPRENEUR FUND, L.P.





                       By:         /s/ Kevin M. Hayes
                          -------------------------------------------------
                           Name:  Kevin M. Hayes
                           Title:  General Partner

                       WPC ENTREPRENEUR FUND II, L.P.





                       By:         /s/ Kevin M. Hayes
                          -------------------------------------------------
                           Name:  Kevin M. Hayes
                           Title:  General Partner








                       LIBERTY MUTUAL INSURANCE COMPANY



                       By:          /s/ Ronald D. Ulich
                          ------------------------------------------------------
                           Name:  Ronald D. Ulich
                           Title:  Vice President







                       NATIONAL CITY EQUITY PARTNERS, INC.





                       By:         /s/ Carl E. Baldassarre
                          -------------------------------------------------
                           Name:  Carl E. Baldassarre
                           Title:  Managing Director



                       GREAT LAKES CAPITAL INVESTMENTS IV, LLC





                       By:         /s/ Carl E. Baldassarre
                          -------------------------------------------------
                           Name:  Carl E. Baldassarre
                           Title:  Member

                       3755428 CANADA INC.


                       By:         /s/ Dennis Vollmershausen
                          -------------------------------------------------
                           Name:  Dennis Vollmershausen
                           Title:  President

                            EXECUTIVE SIGNATURE PAGE
                            ------------------------




                                                    /s/ Michael Caporale, Jr.
                                           ------------------------------------
                                           MICHAEL CAPORALE, JR.



                                                    /s/ Kenneth L. Bloom
                                           ------------------------------------
                                           KENNETH L. BLOOM



                                                    /s/ D. Keith LaVanway
                                           ------------------------------------
                                           D. KEITH LAVANWAY

                                                    SCHEDULE I
                                                FINANCIAL INVESTORS


 Name                                         Notice Address

 BancBoston Capital Inc.                      175 Federal Street, 10th Floor
                                              Boston, MA  02110
                                              Attention:  Timothy H. Robinson

 Private Equity Portfolio Fund, II, LLC       175 Federal Street, 10th Floor
                                              Boston, MA  02110
                                              Attention:  John A. DeSisto

 GE Capital Equity Capital Group, Inc.        Patrick Kocsi
                                              120 Long Ridge Road
                                              Stamford, CT  06927
                                              Facsimile:  203-357-6527

 National City Equity Partners, Inc.          Steve Pattison
                                              Principal
                                              1965 E. 6th St.
                                              Suite 1010
                                              Cleveland, OH  44114

 Great Lake Capital Investments, IV, L.L.C.   Steve Pattison
                                              Principal
                                              1965 E. 6th St.
                                              Suite 1010
                                              Cleveland, OH  44114

 Liberty Mutual Insurance Company             175 Berkeley Street, 18G
                                              Boston, MA  02116
                                              Attention:  Jeff Moy

 PPM America Private Equity Fund LP           c/o PPM America
                                              225 West Wacker Drive
                                              Suite 1200
                                              Chicago, IL  60606

 Old Hickory Fund I, LLC                      c/o PPM America
                                              225 West Wacker Drive
                                              Suite 1200
                                              Chicago, IL  60606

                                                                      SCHEDULE I
                                                                          Page 2

 Abbott Capital Private Equity Fund III, L.P. Abbott Capital Management, LLC
                                              1211 Avenue of the Americas -
                                              Suite 4300
                                              New York, New York 10036

 BNY Partners Fund L.L.C.                     c/o The Bank of New York
                                              1290 Avenue of the Americas
                                              New York, NY 10104
                                              Attention:  Burt Siegel


 New York Life Capital Partners II L.P.       51 Madison Avenue
                                              Room 3009
                                              New York, NY 10010
                                              Attention:  Steven Beneveto

 The Texas Growth Fund II - 1998 Trust        Barry Twomey
                                              TGF Management Corp.
                                              111 Congress St. 2900
                                              Austin, TX  78701
                                              Facsimile:  512 322-3101

 Weston Presidio Capital III, L.P.            Kevin Hayes
 Weston Presidio Capital IV, L.P.             Elise McGinty
 WPC Entrepreneur Fund, L.P.                  200 Clarendon
 WPC Entrepreneur Fund II, L.P.               50th Floor
                                              Boston, MA  02116
                                              (617) 928-2515 (Fax)

 3755428 Canada Inc.                          Dennis W. Vollmerhausen
                                              P.O. Box 23030
                                              Woodstock, Ontario
                                              Canada  N4T 1R9
                                              (519) 537-8928 (Fax)

                                              3700 Crestwood Parkway NW
                                              Suite 1000
                                              Duluth, Georgia 30096

                                                                     SCHEDULE II


                EQUITY SECURITIES TO BE HELD BY THE HARVEST FUNDS
                           AND THE FINANCIAL INVESTORS


   Investor                                Preferred Stock      Common Shares*
   --------                                ---------------      -------------

Harvest III LP                               118,780               131,978
Harvest III GbR                               16,220                18,022
Harvest IV LP                                245,700               273,000
Harvest IV Kg                                 69,300                77,000
BancBoston Capital Inc.                       82,340                91,488
Private Equity Portfolio Fund II, LLC         16,468                18,298
GE Capital Equity Capital Group Inc.          65,871                73,190
National City Equity Partners, Inc.           55,991                62,212
Great Lakes Capital Investments IV, LLC        9,881                10,979
Liberty Mutual Insurance Company             123,510               137,232
Old Hickory Fund I LLC                         1,235                 1,372
PPM America Private Equity Fund LP           163,443               181,603
Abbott Capital Private Equity Fund III        50,400                56,000
BNY Partners Fund L.L.C.                       3,600                 4,000
New York Life Capital Partners II LP          90,000               100,000
Texas Growth Fund                            164,678               182,976
Weston Presidio Capital III                   59,393                65,992
Weston Presidio Capital IV                   141,288               156,986
WPC Entrepreneur Fund, L.P.                    2,930                 3,256
WPC Entrepreneur Fund II, L.P.                 2,236                 2,485
Michael Caporale, Jr.                         51,469                35,844
Kenneth L. Bloom                               5,136                 3,344
D. Keith LaVanway                              5,130                 3,213
3755428 Canada Inc.                              900                 1,000

----------------
* All shares of Class A Common Stock except 19,118 shares of Class B Common Stock issued to BancBoston Capital Inc.


                                      (i)